Exhibit 10.12

Oil Feedstock Supply Agreement

This Oil Feedstock Supply Agreement (this “Agreement”) is made and entered into as of July 8, 2007 by and between Renewable Energy Group Inc., a Delaware corporation (“REG”), and West Central Cooperative, a cooperative association organized and existing under the laws of the State of Iowa (“West Central”) (each of REG and West Central, a “Party” and collectively, the “Parties”).

REG owns a biodiesel plant (the “Facility”), located in Ralston, Iowa. REG desires to buy, and West Central desires to sell, 100% of all soybean oil (“Oil”) feedstock generated by West Central to meet REG’s requirements for biodiesel production at the Facility. The Parties desire to purchase and sell Oil in accordance with the fees, payment, delivery, and other terms set forth in this Agreement.

Therefore, the Parties agree:

1. Supply. In accordance with and subject to the terms of this Agreement, West Central will sell and REG will purchase one hundred percent (100%) of the Oil generated by West Central at its crush facility connected by pipeline to REG’s Facility and located in Ralston, Iowa (the “West Central Facility”) for use by REG at the Facility, and at additional biodiesel plants owned or managed by REG or by REG’s customers (collectively, the “Additional Facilities”); except for those quantities of Oil that West Central utilizes internally at the West Central Facility. (For purposes of clarification this Agreement does not include any soybean oil which may result from West Central’s processing of organic or other specialty crops at West Central’s old processing plant attached to its feed mill.)

1.1 Quarterly and Annual Volume Forecasts. On or before the first day of the month preceding each calendar quarter during the Term, REG shall provide to West Central its best estimate, in a form reasonably agreed to by the Parties, of all Oil REG will require at the Facility during the following quarter (the “Quarterly Forecast”). On or before the 1st day of December in each year during the Term, REG shall provide to West Central its best estimate of all Oil REG will require at the Facility during the following calendar year (the “Annual Forecast”) in a form reasonably agreed to by the Parties.

1.2 Specific Orders. Prior to or during each quarter covered by a Quarterly Forecast, REG will deliver to West Central specific orders in a form reasonably agreed to by the Parties (each, a “Specific Order”), which will contain REG’s confirmation to West Central of its need for specific quantities of Oil per month. West Central will review all Specific Orders and the Parties will mutually agree upon a Total Price (utilizing the method set out in Section 4.1) applicable to Oil sold under a Specific Order. Subject to the other provisions of this Agreement, West Central will deliver to REG the quantity of Oil required by Specific Orders.

1.3 Overage Amounts.

(a) REG’s Marketing of Oil. If for any reason, REG cannot utilize all of the Oil generated by West Central from the West Central Facility at the Facility, REG will market this Oil to the “Additional Facilities”. The Parties will cooperate in good faith to manage the supply of Oil to the Facility and the Additional Facilities to insure adequate inventories and supply levels are maintained.

(b) Storage Charge. West Central will make available tanks for storing the Oil generated from the West Central Facility for delivery to REG’s Facility. So long as the inventory of Oil in such tanks (“Oil Inventory”) on the last business day of a calendar month is less than 3.75 million pounds, no storage charge will be assessed to REG for West Central’s storage. Unless waived by West Central, in the event the Oil Inventory on the last business day of a calendar month exceeds 3.75 million pounds, then REG agrees to pay to West Central a storage charge equal to one (1) month’s interest at an annual rate equal to the prime rate (as reported on the last business day of such month by the Wall Street Journal ) on the product of the Chicago Board of Trade “(CBOT”) futures price for crude soy oil on such inventory date plus the then applicable Provision Fee, multiplied by the number of pounds of Oil Inventory in excess of 3.75 million.

(c) West Central’s Right to Sell Excess Inventory. If at any time during the term of this Agreement, the Oil Inventory being stored by West Central for REG exceeds 4.25 million pounds, then West Central shall have the right (but not the obligation) to sell all Oil in such inventory in excess of 3.75 million pounds. In the event of any such sale of Oil by West Central hereunder, West Central shall have the right to sell such Oil upon such terms and at such prices as West Central may determine. West Central shall receive all proceeds of the sale of such Oil, and REG shall have no responsibility to pay any sums of money to West Central in the event the sales proceeds received by West Central are less than the Total Price for Oil that might otherwise have been determined under Section 1.4 herein. Prior to making any such sale, West Central shall consult with REG, to see what sales REG may have arranged under Section 1.3(a) herein, and the impact of such sales upon the inventory level.

1.4 Price. The total price (“Total Price”) for a given quantity of Oil will be the total of (a) the Chicago Board of Trade (“CBOT”) futures price for crude soy oil (symbol “BO”) set by the Parties, plus (b) the applicable Provision Fee (as defined in Schedule 4.1).

1.5 Alternate Index. If for any reason the CBOT index for Oil should cease to be published, the Parties agree to promptly and in good faith negotiate a mutually acceptable Alternate Index or substitute methodology for calculating the price for Oil (the “Alternate Index.) If, on or before thirty (30) days after the index used to determine the price ceases to be published, the Parties are unable to agree on an Alternate Index upon which to base the calculation of the price, the Parties shall submit such determination to the dispute resolution procedures in accordance with the provisions of Section 13, which dispute resolution procedures will be used in determining the Alternate Index. From the date on which the index price used to determine the price for Oil ceases to be available until the Alternate Index is determined, the price for such Oil shall be the monthly average of the prices in effect (or that would have been in effect) during the twelve (12) months preceding the month in which the index upon which the price was based ceased to be available, which price shall be effective until the effective date of the Alternate Index determined as set forth in this Section 1.5. Upon the determination of an Alternate Index, the applicable prices will be adjusted retroactively to the dates on which the indices upon which the prices previously were based ceased to be available, plus interest thereon at the interest rate described in Section 4.2(b).

2. Delivery.

2.1 Quantity.

(a) Monthly Estimates. At least 30 days before the beginning of each month during the Term, REG will deliver to West Central a written estimate (each a “Monthly Estimate”) of its anticipated Oil requirements at the Facility for such month, which estimate will include (i) amounts under all then-existing Specific Orders and (ii) any additional amounts requested by REG for such month. West Central will review all timely delivered Monthly Estimates and the Parties will mutually agree upon a Total Price (utilizing the method set out in Section 4.1) applicable to any Oil contemplated by a Monthly Estimate that is not covered by a Specific Order, which Total Price may be agreed at any time subsequent to the delivery of the Monthly Estimate and prior to the first of the month for which delivery of Oil is requested. In addition, REG will give West Central reasonable advance notice of any circumstances that would reasonably be expected to materially affect Oil requirements at the Facility. Subject to the other provisions of this Agreement, West Central will deliver to REG the quantity of Oil required by such Monthly Estimate.

(b) Production Schedules. Upon delivery of a Monthly Estimate to West Central, West Central will provide a quantity of Oil sufficient to permit REG to maintain its actual production schedule for the month as described in the Monthly Estimate. On Thursday of each week, REG will provide West Central notice of REG’s best estimate of its production schedule for the following production week (Monday through Sunday).

2.2 Delivery Terms.

(a) Physical Delivery. West Central will deliver all Oil sold under this Agreement to the Facility via pipeline. The delivery and sale of the Oil shall occur as the Oil passes the REG flow meter at the Facility (the “Delivery Point”). REG will direct the receiving of all Oil purchased hereunder in a good and workmanlike manner in accordance with normal industry practice. All labor and equipment necessary to receive Oil after the Oil is delivered to the Delivery Point will be supplied by REG without charge to West Central. West Central will direct the delivery of all Oil purchased hereunder in a good and workmanlike manner in accordance with normal industry practice. All labor and equipment necessary to deliver Oil before the Oil is delivered to the Delivery Point will be supplied by West Central without charge to REG. REG will maintain (at its own expense) its receiving facilities in accordance with applicable laws and regulations and in safe operating condition in accordance with normal industry standards. West Central will maintain (at its own expense) its delivery facilities in accordance with applicable laws and regulations and in safe operating condition in accordance with normal industry standards.

(b) Measurement; Records. REG will determine the volume of Oil delivered by West Central to the Facility using a flow meter. REG will maintain (at its own expense) the accuracy of the flow meter and ensure that it is inspected and certified as required by applicable law. West Central may, at its sole expense, test the accuracy of the flow meter. REG will maintain all flow meter records of Oil deliveries for at least one year after their creation and provide copies of such records to West Central upon request. Such inbound flow meter records will determine the volume of Oil for which REG is obligated to pay pursuant to Section 4. REG will report to West Central the volume of any Oil delivery to the Facility at least once per day, or at such times as reasonably requested by West Central.

(c) Standards. West Central will deliver Oil under this Agreement which meets the “Quality Standards” set forth in Schedule 2.2(c) and will provide, upon REG’s request, a Certificate of Analysis on a regular basis each day for that day’s deliveries. If West Central delivers Oil that does not meet the Quality Standards, REG may reject such Oil in accordance with Schedule 2.2(c) and this Agreement.

(d) Testing. If REG knows or reasonably suspects that any Oil delivered by West Central to the Facility does not meet the Quality Standards (or permissible deviations therefrom), then REG may obtain, at REG’s sole cost and expense, independent laboratory tests of the affected Oil at a mutually agreed upon laboratory. REG shall immediately notify West Central of the testing of any Oil within 24 hours of its delivery to the Facility and REG shall promptly complete such testing. West Central shall have the right, upon reasonable advance notice and at West Central’s sole cost and expense, to test Oil for which title has passed to REG pursuant to Section 2.3.

2.3 Title. Title, risk of loss, and responsibility for the quality of Oil will pass to REG at the Delivery Point. If any Oil supplied under this Agreement fails to comply with the terms of this Agreement as a result of causes or conditions proven to have existed prior to the time when title passed to REG, then REG may reject such non-compliant Oil (and provide West Central with written notice of such rejection) within 48 hours after the time of delivery (or have notified West Central of the testing of such Oil under Section 2.2(d) and promptly complete such testing), in which case West Central will replace such non-compliant Oil with a like amount of compliant Oil. In addition, West Central shall only be obligated to replace such non-compliant Oil to the extent that REG has not processed and has kept such non-compliant Oil segregated from other Oil at the Facility. REG will make such non-compliant Oil available to West Central for West Central to remove from the Facility at West Central’s cost. West Central will not be responsible for any failure of Oil to comply with the terms of this Agreement that results from causes or conditions arising after the time title passes to REG. Any failure by REG to provide written notice of rejection as set forth in this Section 2.3 will be deemed an absolute and unconditional waiver of its rejection right and any claims relating to such Oil. At West Central’s request, REG will promptly deliver to West Central a representative sample of any rejected Oil.

2.4 REG Use of Oil. REG shall have the right to use the Oil that it purchases under this Agreement at the Facility and the Additional Facilities and to sell the Oil to third parties. REG shall be responsible for the logistics and cost of transporting any Oil from the Facility to any Additional Facility or third party.

3. Scheduled Facility Shutdown. The Facility and West Central’s Facility are each subject to periodic shut-down periods for the purpose of performing maintenance. Each Party agrees to provide reasonable notice to the other Party of any scheduled shut-down periods and to reasonably cooperate in coordinating a mutually agreeable shut-down period for both Facilities.

4. Price and Payment.

4.1 Price. For all Oil delivered to the Facility, REG will pay West Central a price per pound (the “Total Price”) equal to the total of: (a) the CBOT futures price for crude soy oil (symbol “BO”) as set upon mutual agreement of the Parties in the applicable Specific Order or Monthly Estimate for such Oil, as applicable, plus (b) the Provision Fee mutually determined by the Parties in accordance with Schedule 4.1 for such Oil. Notwithstanding anything to the contrary in this Agreement, unless otherwise agreed by West Central, all CBOT futures pricing will be executed prior to the first notice day of the applicable futures month.

4.2 Payments.

(a) West Central will deliver an invoice to REG on a daily basis Monday through Friday by 12:00 p.m. noon Central Time during the Term (or the next business day if the day falls on a national holiday) that bills REG for the price determined pursuant to Section 4.1 for all Oil delivered to the Facility during the previous day ending at 12:00 a.m. midnight Central Time. REG will pay each such invoice by 12:00 p.m. Central Time on the 10th day after West Central delivers such invoice.

(b) Interest will accrue on amounts past due at a rate per annum equal to the lesser of (a) eighteen percent (18%), and (b) the highest rate permitted by law. All amounts due to West Central under this Agreement will be paid by ACH.

4.3 Taxes. For purposes of personal property taxation and/or assessment or other similar taxation, if any, any tax assessed on Oil received, handled, delivered, stored or loaded by West Central for the account and benefit of REG will be the responsibility of REG, except to the extent such taxes are, by law, required to be paid directly by West Central, in which event, such taxes shall be paid by West Central and reimbursed by REG upon receipt of an invoice and supporting documentation reasonably requested by REG. REG shall not be liable to West Central for any taxes that are statutorily imposed on West Central that are measured by or imposed upon net or gross income, including, but not limited to, income, capital, franchise, business license and margin based taxes. In the event REG is entitled to any exemption for taxes, REG will furnish the requisite documentation to West Central. REG and West Central agree to cooperate with each other in defending the non-taxability of the Oil or rate on the Oil pursuant to this Agreement in the event that either Party is audited by or on behalf of a taxing jurisdiction, including, but not limited to producing existing documentation, generating new reports from existing electronic reporting systems and making employees available at no cost, other than reasonable out-of-pocket expenses, to the other Party. Both Parties further agree to retain all applicable records for a period of not less than the applicable statute of limitations, including any waivers thereof executed by either Party, for any taxes collected by or reimbursed to West Central.

5. Term and Termination.

5.1 Term. The “Term” of this Agreement will begin upon execution of this Agreement by both Parties and, unless earlier terminated in accordance with the terms hereof, will expire upon the third (3 rd ) anniversary of the Effective Date; provided that this Agreement shall thereafter automatically be extended for an additional one year period, after the expiration of each anniversary of the Effective Date, unless either Party provides written notice to the other Party of its intention not to allow an extension of the Agreement, delivered no later than ninety (90) days prior to each anniversary of the Effective Date.

5.2 Termination Rights.

(a) Either Party may terminate this Agreement immediately upon notice to the other Party if such other Party has (i) materially breached any representation, warranty, or obligation under this Agreement, and (ii) failed to remedy such breach within thirty (30) days after the terminating Party has given notice of such breach, or if such breach cannot reasonably be cured within such 30-day period, such other Party has failed to commence and diligently pursue remedy of the breach and failed to remedy such breach not later than one hundred twenty (120) days after the terminating Party has given notice of such breach.

(b) West Central may terminate this Agreement immediately upon written notice to REG if REG fails to pay any amount due under this Agreement within ten (10) days after West Central gives REG written notice of such nonpayment.

(c) REG may terminate this Agreement immediately upon written notice to West Central (i) if West Central fails to deliver any Oil as required by this Agreement for a period of ten (10) consecutive days or (ii) if West Central fails to remedy any failure to deliver any Oil as required by this Agreement within three (3) days after receipt of written notice of such failure from REG.

(d) Either Party may terminate this Agreement immediately upon notice to the other Party if (i) such other Party files a petition for adjudication as a bankrupt, for reorganization or for an arrangement under any bankruptcy or insolvency law, (ii) an involuntary petition under such law is filed against such other Party and is not dismissed, vacated or stayed within sixty (60) days thereafter, (iii) such other Party makes an assignment of all or substantially all of its assets for the benefit of creditors.

(e) Either Party may terminate this Agreement in accordance with Section 9.3 hereof.

(f) Either Party may terminate this Agreement immediately upon the dissolution of the other Party.

5.3 Survival. The provisions of this Agreement which expressly or by their nature survive expiration or termination of this Agreement, including, but not limited to, Sections 4.2, 5.3, 7, 8, 9, 12 and 13, will remain in effect after the expiration or termination of this Agreement.

6. Warranties.

6.1 Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION AND THE AGREEMENT, WEST CENTRAL MAKES NO STATUTORY, WRITTEN, ORAL, EXPRESSED OR IMPLIED WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND CONCERNING THE OIL SOLD UNDER THIS AGREEMENT, OR ITS QUALITY, SOURCE, OR CHARACTERISTICS, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING, WEST CENTRAL WARRANTS THAT AT THE TIME TITLE TO OIL PASSES TO REG:

(a) WEST CENTRAL HAS DEFENSIBLE TITLE TO SUCH OIL;

(b) WEST CENTRAL HAS THE RIGHT TO SELL SUCH OIL FREE OF LIENS, ENCUMBERANCES AND ADVERSE CLAIMS OF ANY KIND; AND

(c) THE OIL MEETS THE SPECIFICATIONS IN SCHEDULE 2.2(c).

6.2 Forward Contract. Each of the Parties hereto warrants to the other Party that it is a “forward contract merchant” within the meaning of United States Bankruptcy Code, § 101(26) (“Section 101(26)”) and this Agreement and all purchase and sale transactions hereunder constitute “forward contracts” within the meaning of Section 101(26).

7. Limitations of Liability.

7.1 In no event will either Party (or any of its officers, directors, employees, agents or Affiliates) be liable to the other Party for any indirect, special, incidental, consequential, punitive or exemplary damages arising out of or related to this Agreement (including, but not limited to, damages for lost profits or income). For purposes of this Agreement: (a) the term “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the party specified, with “control” or “controlled” meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise; and (b) the term “Person” shall mean any individual, general partnership, limited partnership, limited liability company, joint venture, trust, business trust, cooperative, association or other entity of whatever nature.

8. Remedies.

8.1 REG’s Remedies. If West Central does not deliver to REG the quantities of Oil required of West Central under this Agreement, REG may obtain substitute quantities of Oil from other sources. REG’S EXCLUSIVE REMEDY, WHETHER IN TORT, CONTRACT, OR OTHERWISE WITH RESPECT TO THE FAILURE BY WEST CENTRAL TO DELIVER OIL

IN THE QUANTITIES REQUIRED BY THIS AGREEMENT WILL BE FOR WEST CENTRAL TO REIMBURSE REG FOR ITS REASONABLE COSTS TO COVER BY OBTAINING SUBSTITUTE QUANTITIES OF OIL. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 8.1, WEST CENTRAL WILL NOT BE LIABLE FOR ANY DAMAGES OR COSTS ASSOCIATED WITH THE FAILURE OF REG TO OBTAIN SUCH REPLACEMENT OIL.

8.2 West Central’s Remedies.

(a) West Central may suspend its performance under this Agreement until REG has paid all amounts due under this Agreement if REG fails to pay any amount within 10 days after the date when such amount is due under this Agreement.

(b) West Central may specifically enforce REG’s obligation to purchase from West Central all of the Oil generated by the West Central Facility as provided in Section 1 of this Agreement.

(c) No right, power or remedy conferred by this Agreement will be exclusive of any other right, power or remedy now or hereafter available to West Central at law, in equity, by statute or otherwise.

9. Force Majeure.

9.1 Definition of Force Majeure Event. Each Party is excused from performing its obligations under this Agreement to the extent that such performance is prevented by an act or event (a “Force Majeure Event”) whether or not foreseen, that: (i) is beyond the reasonable control of, and is not due to the fault or negligence of, such Party, and (ii) could not have been avoided by such Party’s exercise of due diligence, including, but not limited to, a labor controversy, strike, lockout, boycott, transportation stoppage, action of a court or public authority, fire, flood, earthquake, storm, war, civil strife, terrorist action, epidemic, inability to obtain raw materials, supplies or equipment through its usual and regular sources, or act of God; provided that a Force Majeure Event will not include economic hardship, changes in market conditions, or insufficiency of funds. Notwithstanding the foregoing sentence, a Force Majeure Event does not excuse any obligation to make any payment required by this Agreement and will not affect West Central’s right to terminate this Agreement pursuant to Section 5.2(b). For the purpose of clarification and not for purposes of limitation, an act or event which occurs at the West Central Facility that prevents West Central’s performance under this Agreement through the use of such processing facility shall be considered to be a Force Majeure Event under this Agreement.

9.2 Conditions Regarding Force Majeure Event. A Party claiming a Force Majeure Event must: (i) use commercially reasonable efforts to cure, mitigate, or remedy the effects of its nonperformance; provided that neither Party will have any obligation hereunder to settle a strike or labor dispute; (ii) bear the burden of demonstrating its existence; and (iii) notify the other Party of the occurrence of the Force Majeure Event as quickly as reasonably possible, but no later than five (5) business days after learning of the occurrence of the Force Majeure Event. Any Party that fails to notify the other Party of the occurrence of a Force Majeure Event as required by this Section 9.2 will forfeit its right to excuse performance of its obligations due to such Force Majeure Event.

When a Party claiming a Force Majeure Event is able to resume performance of its obligations under this Agreement, it will immediately give the other Party notice to that effect and resume performance. If a Force Majeure Event occurs that impedes West Central’s ability to provide quantities of Oil in accordance with this Agreement, West Central shall reasonably cooperate with REG to assist REG in obtaining substitute quantities of Oil from other sources during the period West Central is excused from performance as a result of such event, but West Central’s obligation pursuant to this Section 9.2 to cure, mitigate or remedy the effects of its nonperformance shall not include an obligation for West Central to identify, contract for or otherwise act on REG’s behalf in obtaining substitute quantities of Oil from other sources and West Central shall not be obligated to pay any additional costs for procuring substitute Oil pursuant to Section 8.1 or otherwise; provided, however, that West Central may offer to REG and REG may purchase from West Central, in each Party’s discretion, substitute Oil from other sources at a price which will include any additional delivery or other costs.

9.3 Third Parties; Termination. During any period that a Party claiming a Force Majeure Event is excused from performance under this Agreement, the other Party may accept performance from other parties as it may reasonably determine under the circumstances. If a Party has not performed under this Agreement due to a Force Majeure Event for four (4) consecutive months or more, the other Party may terminate this Agreement immediately upon notice to the non-performing Party.

10. Insurance.

10.1 Workers’ Compensation. Each Party warrants to the other that all of its employees that provide services under this Agreement will be covered as required by law by workers’ compensation and unemployment compensation insurance.

10.2 Other Required Coverage.

(a) Each Party will maintain automobile liability insurance against claims for bodily injury, death and property damage, with limits of not less than $1,000,000 per person and not less than $1,000,000 per accident or occurrence; alternatively, combined single limits of not less than $1,000,000. Such insurance will name the other Party, its parents, subsidiaries and Affiliates as additional insureds thereunder, and will be primary and non-contributory to any other insurance available to such other Party, its parents, subsidiaries and Affiliates as insureds or otherwise.

(b) Each Party will maintain commercial general liability insurance (including, without limitation, coverage for Contractual Liability and Products/Completed Operations) against claims for bodily injury, death and property damage, with limits of not less than $3,000,000 in one accident or occurrence; alternatively, combined single limits of not less than $3,000,000 each accident or occurrence, $3,000,000 Products/Completed Operations aggregate and $3,000,000 general aggregate. Such insurance will name the other Party, its parents, subsidiaries and Affiliates as additional insureds thereunder, and will be primary and non-contributory to any other insurance available to such other Party, its parents, subsidiaries and Affiliates as insureds or otherwise.

(c) The minimum limits of coverage required by this Agreement may be satisfied by a combination of primary and excess or umbrella insurance policies; provided that any such excess or umbrella insurance policies follow the form of the primary insurances and contain a drop down provision in case of exhaustion of underlying limits and/or aggregates.

(d) Each Party waives all rights against the other Party and its employees and agents for all losses and damages caused by, arising out of or resulting from any of the perils or causes of loss covered by the policies contemplated by Sections 10.1 and 10.2 and any other property insurance applicable to the Facility.

10.3 Policy Requirements. All insurance policies required by this Agreement will (a) provide coverage on an “occurrence” basis; (b) provide that no cancellation, non-renewal, reduction in limits or material change will be effected without giving the other Party at least thirty (30) days’ prior written notice; and (c) be valid and enforceable policies issued by insurers of recognized responsibility, properly licensed in the State where the Facility is located, with an A.M. Best’s Rating of A- or better and Class VII or better. Such insurance policies will not contain a cross-liability exclusion or an exclusion for punitive or exemplary damages where insurable under law. Prior to the Effective Date and, thereafter, within five (5) business days of renewal, certificates and endorsements of such insurance will be delivered to the other Party, as appropriate, as evidence of the specified insurance coverage. From time to time, upon a Party’s request, the other Party will provide the requesting Party, within five (5) business days, a certificate of insurance evidencing the required coverage to be maintained hereunder.

11. Relationship of Parties. This Agreement creates no relationship other than those of seller and buyer between the Parties hereto. Specifically, there is no agency, partnership, joint venture or other joint or mutual enterprise or undertaking created hereby and neither Party, or any of such Party’s representatives, agents or employees, will be deemed to be the representative, agent or employee of the other Party. Neither Party will have authority to act on behalf of or bind the other Party, except as otherwise specifically agreed.

12. Confidentiality.

12.1 Definition of Confidential Information. The term “Confidential Information” means all material or information relating to a Party’s business operations and affairs (including trade secrets) that such Party treats as confidential. Without limiting the generality of the foregoing, all information regarding quantities of Oil requested, supplied, or capable of being supplied and any pricing matter under this Agreement will be deemed to be Confidential Information of the appropriate Party.

12.2 Use of Confidential Information. During the Term and for three (3) years thereafter, neither Party will (a) use any Confidential Information of the other Party for any purpose other than in accordance with this Agreement or for its and its Affiliates’ internal business purposes, or (b) disclose Confidential Information to any person, except to its personnel who are subject to nondisclosure obligations comparable in scope to this Section 12 and who have a need to know such Confidential Information in order to perform under this Agreement.

12.3 Disclosure of Confidential Information. Notwithstanding Section 12.2, either Party may use for any purpose or disclose any material or information that it can demonstrate (i) is or becomes publicly known through no act or fault of such Party; (ii) is developed independently by such Party without reference to the other Party’s Confidential Information; (iii) is known by such Party when disclosed by the other Party, and such Party does not then have a duty to maintain its confidentiality; or (iv) is rightfully obtained by such Party from a third party not obligated to preserve its confidentiality who did not receive the material or information directly or indirectly from the other Party. A Party also may disclose the other Party’s Confidential Information to the extent required by a court or other governmental authority, provided that the disclosing Party (a) gives the other Party advance written notice of the disclosure, (b) uses reasonable efforts to resist disclosing the Confidential Information, (c) cooperates with the other Party on request to obtain a protective order or otherwise limit the disclosure, and (d) as soon as reasonably possible, provides a letter from its counsel confirming that such Confidential Information is, in fact, required to be disclosed.

12.4 Injunctive Relief. Each Party acknowledges and agrees that its breach or threatened breach of any provision of this Section 12 would cause the other Party irreparable injury for which it would not have an adequate remedy at law. In the event of a breach or threatened breach, the nonbreaching Party will be entitled to injunctive relief in addition to all other remedies it may have at law or in equity.

13. Governing Law; Disputes.

13.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, excluding any applicable conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

13.2 Notice of Dispute. If any dispute shall arise under or in connection with this Agreement, the Parties hereto agree to follow the procedures set forth in this Section 13 in an effort to resolve the dispute prior to the commencement of any formal proceedings; provided, however, that either Party may institute judicial proceedings seeking equitable relief or remedies without following the procedures set forth herein. The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, the breach, termination, or validity hereof, or the transactions contemplated herein promptly by negotiation between representatives who have authority to settle the controversy. Any Party may give the other Party written notice that a dispute exists (a “Notice of Dispute”) setting forth a statement of such Party’s position. Within twenty (20) business days of the delivery of the Notice of Dispute, representatives of the Parties shall meet at a mutually acceptable time and place, and thereafter as long as they both reasonably deem necessary, to exchange relevant information and attempt to resolve the dispute. If the matter has not been resolved within thirty (30) days of the disputing party’s delivering its Notice of Dispute, the dispute shall be referred to the respective presidents, general managers or comparable senior executives of REG and West Central who shall within twenty (20) additional days meet to attempt in good faith to resolve the dispute.

13.3 Mediation. If the matter still has not been resolved within sixty (60) days of the delivery of the Notice of Dispute, then any Party may seek to resolve the dispute through mediation administered by the Commercial Mediation Rules of the American Arbitration Association. If the Parties fail to resolve the dispute within twenty-one (21) days after starting mediation, then either Party may initiate appropriate proceedings to obtain a judicial resolution of the dispute.

13.4 Negotiations; Jurisdictional Matters. If a representative of any Party intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three (3) business days’ notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and similar state rules of evidence. Any proceeding initiated by either Party hereto shall be commenced and prosecuted in the United States District Courts in Iowa or the state courts of Iowa, and any courts to which an appeal may be taken, and each Party hereby consents to and submits to the personal jurisdiction of each of such courts.

13.5 Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14. Notices. All notices required or permitted under this Agreement will be in writing and will be deemed given and made: (i) if by personal delivery, on the date of such delivery, (ii) if by facsimile, on the date sent (as evidenced by confirmation of transmission by the transmitting equipment), (iii) if by nationally recognized overnight courier, on the next business day following deposit, and (iv) if by certified mail, return receipt requested, postage prepaid, on the third business day following such mailing; in each case addressed to the address or facsimile number shown below for such Party, or such other address or facsimile number as such Party may give to the other Party by notice:

In the case of REG:	Renewable Energy Group, Inc.
406 1st Street, P.O. Box 128
Ralston, IA 51459
Attn: CFO
Facsimile: (712) 667-3599

In the case of West Central:	West Central Cooperative
406 1st Street, P.O. Box 68
Ralston, IA 51459
Attn: Executive VP Soy Processing & Nutrition
Facsimile: (712) 667-3215

15. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement does not, and is not intended to, confer any rights or remedies upon any person other than the Parties.

16. Amendments; Waiver. The Parties may amend this Agreement only by a written agreement of the Parties. In the event of a conflict between the terms of this Agreement and the terms contained in a Blanket Order, Specific Order, Monthly Estimate or any other purchase order or sales invoice, the terms of this Agreement shall control. No provision of this Agreement may be waived, except as expressly provided herein or pursuant to a writing signed by the Party against whom the waiver is sought to be enforced. No failure or delay in exercising any right or remedy or requiring the satisfaction of any condition under this Agreement, and no “course of dealing” between the Parties, operates as a waiver or estoppel of any right, remedy or condition. A waiver made in writing on one occasion is effective only in that instance and only for the purpose that it is given and is not to be construed as a waiver on any future occasion or against any other person.

17. Assignment. No Party may assign this Agreement, or assign or delegate any of its rights, interests, or obligations under this Agreement, voluntarily or involuntarily, whether by merger, consolidation, dissolution, operation of law, or any other manner, without the prior written consent of the other Party, which shall not be unreasonably withheld, and any purported assignment or delegation without such consent will be void. Notwithstanding the foregoing, each Party may assign this Agreement, or assign or delegate any of its rights, interests, or obligations under this Agreement, to any of its Affiliates without the other Party’s prior written consent, said assignor nonetheless remaining liable hereunder unless expressly released by the other Party hereto. Subject to the preceding sentences in this Section 17, this Agreement binds and benefits the Parties and their respective permitted successors and assigns.

18. Severability. If a court or arbitrator with proper jurisdiction determines that any provision of this Agreement is illegal, invalid, or unenforceable, the remaining provisions of this Agreement remain in full force. The Parties will negotiate in good faith to replace such illegal, invalid, or unenforceable provision with a legal, valid, and enforceable provision that carries out the Parties’ intentions to the greatest lawful extent under this Agreement.

19. Interpretation. Each Party has been represented by counsel during the negotiation of this Agreement and agrees that any ambiguity in this Agreement will not be construed against one of the Parties.

20. Further Assurances. Each Party will execute and cause to be delivered to the other Party such instruments and other documents, and will take such other actions, as the other Party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

21. Counterparts. This Agreement may be executed by the Parties by facsimile and in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed the day and year first above written.

WEST CENTRAL COOPERATIVE		RENEWABLE ENERGY GROUP, INC.

/s/ MILAN KUCERAK		/s/ NILE RAMSBOTTOM
Its:	Executive Vice-President	Its:	President
Soy & Nutrition